EXHIBIT 99.1

Rekor Systems Completes Acquisition of Southern Traffic Services (STS)

Combined company now offers the broadest set of AI- and data-driven solutions for urban mobility, traffic management and public safety

Acquisition expands Rekor's geographic footprint and public sector customer base

COLUMBIA, MD / ACCESSWIRE / June 21, 2022 / Rekor Systems, Inc. (NASDAQ:REKR) ("Rekor" or the "Company"), a global AI technology company with a mission to provide data-driven insights that build safer, smarter, and more efficient cities around the world through intelligent infrastructure, announced that it has closed its acquisition of Southern Traffic Services ("STS"). The acquisition is valued at up to $14.5 million, including earnouts, the final amount of which will be based on the achievement of certain performance metrics. STS will operate as a business unit within Rekor comprised of its existing team of approximately 100 employees located in offices across seven states. For fiscal year 2022, STS is expected to generate $15 million of revenue, of which 50% is recurring, and $3 million of EBITDA.

The acquisition combines two complementary companies and is anticipated to accelerate Rekor's business plan and path to profitability going forward. It combines over 30 years of traffic engineering and data collection expertise from STS with Rekor's next generation artificial intelligence and machine learning technologies. Together, the combined company is uniquely positioned to become the leading provider of artificial intelligence- and machine learning-driven solutions for traffic management, urban mobility, and public safety.

Founded in 1988, STS pioneered data services contracts with departments of transportation throughout the United States. In addition to traffic data collection, STS provides traffic engineering expertise that includes design, planning, and traffic study services to U.S. government and private agencies with a strong footprint in the Southeast. The team manages more than 30,000 traffic data collection sites across various states, which expands Rekor's coverage area by more than 60,000 lanes of traffic that cover hundreds of thousands of square miles across the country.

"Together, Rekor and STS can now deliver the most advanced offering of AI- and machine learning-based solutions to help the public and private sectors better manage traffic, enhance urban mobility, and increase public safety," said Robert A. Berman, Rekor CEO and Chairman. "With the passage of the Infrastructure Investment and Jobs Act of 2021, Rekor is well-positioned to take advantage of the increased demand for and investment in traffic data collection, analysis, and predictive insights."

The use of intelligent infrastructure dramatically enhances the quality and availability of dynamic real-time data. Today's static infrastructure generates a significant amount of data. But with legacy infrastructure technology and manual methods, only a fraction of it is used to its full potential. Using its leading artificial intelligence and machine learning technologies, Rekor transforms static infrastructure into a dynamic data source that can simultaneously serve multiple missions, including public safety, urban mobility, transportation management, and a greener society. The acquisition of STS significantly accelerates Rekor's geographic reach and technology distribution.

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"By concentrating on building trust, STS has developed strong relationships with its DOT customers over the past 30 years and was one of the first to introduce AI capabilities for traffic data collection," said Mark Knowles, STS Co-founder. "Our customers are excited about the combined capabilities of Rekor and STS to provide better, faster, and more efficient traffic data collection and analysis for the benefit of their citizens. I'm pleased to become a valued Company shareholder, and the entire STS team is looking forward to becoming an integral part of Rekor, a company that has a built a strong foundation and is poised for rapid expansion and scale."

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ:REKR) is a trusted global authority on intelligent infrastructure providing innovative solutions that drive the world to be safer, smarter, and more efficient. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning, and holistic data to support the intelligent infrastructure that is essential for smart mobility. With its disruptive technology, the Company delivers integrated solutions, actionable insights, and predictions that increase roadway safety. To learn more please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include those related to the acquisition of STS, future strategic growth, efficiency, and enhanced customer experience, and generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "pipeline," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although Rekor believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Forward-looking statements speak only as of the date they are made. Rekor discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. Rekor may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Contacts:

Media Contact:

Phil Tortora

REQ for Rekor

rekor@req.co

Investor Relations Contact:

Rekor Systems, Inc.

Charles Degliomini

ir@rekorsystems.com

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